SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AZTAR CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-0636534
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

2390 Camelback Road, Suite 400 Phoenix, Arizona	85016
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None	None
(Title of Class)	(Name of Exchange)

Item 1.	Description of Registrant's Securities to be Registered

Item 1 of Form 8-A filed by Aztar Corporation (the "Company") on December 15, 1999, amended by Form 8-A/A filed by the Company on March 16, 2006 and Form 8-A/A filed by the Company on April 20, 2006, relating to Preferred Stock Purchase Rights is hereby amended to provide:

On May 19, 2006, Aztar Corporation (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement"), with Wimar Tahoe Corporation, d/b/a Columbia Entertainment ("Columbia"), Columbia Sussex Corporation ("Sussex") and WT-Columbia Development, Inc., a wholly-owned subsidiary of Columbia ("Merger Subsidiary"), pursuant to which Merger Subsidiary will merge with and into the Company (the "Merger"), on the terms and subject to the conditions in the Merger Agreement. In connection with the Merger Agreement and the transactions contemplated thereby, the Board of Directors of the Company authorized the amendment of the Rights Agreement, dated as of December 14, 1999 and amended as of March 14, 2006 and April 20, 2006 (the "Rights Agreement"), by and between the Company and Mellon Investor Services LLC (as successor to ChaseMellon Shareholders Services, L.L.C.) (“Mellon”), as Rights Agent.

On May 19, 2006, the Company and Mellon executed Amendment No. 3 ("Amendment No. 3") to the Rights Agreement. Capitalized terms used below but not defined herein shall have the meanings assigned thereto in the Rights Agreement. Amendment No. 3 provides that (i) neither Columbia nor any of its subsidiaries shall be deemed an Acquiring Person (x) by virtue of their acquisition, or their right to acquire, beneficial ownership of Common Stock of the Company as a result of their execution of the Merger Agreement, (y) the consummation of the Merger, or (z) any other transaction contemplated by the Merger Agreement, and (ii) no Distribution Date, Stock Acquisition Date, Section 11(a)(ii) Event, Section 13 Event, and no Triggering Event shall be deemed to have occurred by reason of the execution of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement.

The Rights Agreement is filed as Exhibit 1 to the Company's Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the "Commission") on December 15, 1999, and is incorporated herein by reference. Amendment No. 1 to the Rights Agreement ("Amendment No. 1") is filed as Exhibit 4.2 to the Current Report on Form 8-K, filed with the Commission on March 16, 2006, and is incorporated herein by reference. Amendment No. 2 to the Rights Agreement ("Amendment No. 2") is filed as Exhibit 4.3 to the Current Report on Form 8-K, filed with the Commission on April 20, 2006, and is incorporated herein by reference. Amendment No. 3 is filed as Exhibit 4.4 to the Current Report on Form 8-K, filed with the Commission on May 22, 2006, and is incorporated herein by reference. The foregoing description of the Rights Agreement, Amendment No. 1, Amendment No. 2 and Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.	Exhibits
Exhibit No.	Description

4.1

Rights Agreement, dated as of December 14, 1999, by and between Aztar Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, filed as Exhibit 1 to Aztar's Corporation's Registration Statement on Form 8-A, filed by Aztar Corporation on December 15, 1999, and incorporated herein by reference.

4.2

Amendment No. 1, dated as of March 14, 2006, to the Rights Agreement, by and between Aztar Corporation and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, filed as Exhibit 4.2 to Current Report on Form 8-K, filed by Aztar Corporation on March 16, 2006, and incorporated herein by reference.

4.3

Amendment No. 2, dated as of April 20, 2006, to the Rights Agreement, by and between Aztar Corporation and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, filed as Exhibit 4.3 to Current Report on Form 8-K, filed by Aztar Corporation on April 20, 2006, and incorporated herein by reference.

4.4

Amendment No. 3, dated as of May 19, 2006, to the Rights Agreement, by and between Aztar Corporation and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, filed as Exhibit 4.4 to Current Report on Form 8-K, filed by Aztar Corporation on May 22, 2006, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 22, 2006

AZTAR CORPORATION

By:	/s/ Nelson W. Armstrong. Jr.
	Name:	Nelson W. Armstrong, Jr.
	Title:	Vice President, Administration
and Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1

Rights Agreement, dated as of December 14, 1999, by and between Aztar Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, filed as Exhibit 1 to Aztar's Corporation's Registration Statement on Form 8-A, filed by Aztar Corporation on December 15, 1999, and incorporated herein by reference.

4.2

Amendment No. 1, dated as of March 14, 2006, to the Rights Agreement, by and between Aztar Corporation and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, filed as Exhibit 4.2 to Current Report on Form 8-K, filed by Aztar Corporation on March 16, 2006, and incorporated herein by reference.

4.3

Amendment No. 2, dated as of April 20, 2006, to the Rights Agreement, by and between Aztar Corporation and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, filed as Exhibit 4.3 to Current Report on Form 8-K, filed by Aztar Corporation on April 20, 2006, and incorporated herein by reference.

4.4

Amendment No. 3, dated as of May 19, 2006, to the Rights Agreement, by and between Aztar Corporation and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, filed as Exhibit 4.4 to Current Report on Form 8-K, filed by Aztar Corporation on May 22, 2006, and incorporated herein by reference.

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